UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 5, 2016

Crossroads Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-15331	74-2846643
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

11000 North Mo-Pac Expressway #150, Austin, Texas	78759
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (512) 928-7335

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 5, 2016, Crossroads Systems, Inc. (the “Company”) entered into an Amended and Restated Employment Agreement by and between the Company and Richard K. Coleman, Jr., the Company’s Chief Executive Officer and President, effective as of August 1, 2016 (the “Employment Agreement”). The Employment Agreement, among other things, extends the term of Mr. Coleman’s employment through November 20, 2018, such initial term to renew for successive, additional one-year terms unless Mr. Coleman or the Company elects to terminate it.

The Employment Agreement reinstates Mr. Coleman’s annual base salary to $300,000.

Mr. Coleman will be eligible for a semi-annual performance bonus (the “Performance Bonus”) with a target value of $150,000 for each six month period ending on April 30 and October 31 of each year (each, a “Fiscal Half”) and an intellectual property monetization incentive bonus (the “Monetization Incentive Bonus”) of the greater of (i) up to $150,000 per six month period ending on February 15 and August 15 of each year, or (ii) $300,000 within a twelve month period, calculated as follows: 6% of the Company’s Net Cash Proceeds (as defined in the Employment Agreement) of the Company’s ‘972 Patents and Non-‘972 Patents. The amount paid to Mr. Coleman pursuant to the Performance Bonus payments will be based on the level of achievement, as determined by the Compensation Committee, of performance objectives that will be developed by the Compensation Committee in consultation with Mr. Coleman. The performance objectives are expected, but not required, to be based upon objectives such as (i) monetization of various parts of the Company’s intellectual property portfolio, (ii) cash position and/or cash flow and/or (iii) net income, profit or other earnings and operating performance measures. If a Change in Control of the Company occurs during the term of the Employment Agreement, the Performance Bonus criteria for the current Fiscal Half and the next Fiscal Half will be deemed to have been achieved at the target value.

In the event of Mr. Coleman’s termination without Cause or for Good Reason (each as defined in the Employment Agreement) within twelve (12) months of a Change of Control, the Company will pay to Mr. Coleman (i) 100% payout for Net Cash Proceeds for which Mr. Coleman has not yet been paid, or that are received in the first 90 days following the termination date, and (ii) 75% payout for Net Cash Proceeds received in the 91st through 180th days following the termination date.

In the event that Mr. Coleman’s employment is terminated by the Company in circumstances that do not constitute a Termination for Cause or if Mr. Coleman resigns in circumstances constituting Good Reason, then all of Mr. Coleman’s options will accelerate and vest in full (unless an award agreement relating to such options explicitly provides otherwise); and Mr. Coleman will receive accrued and unpaid salary through the termination date, expense reimbursement, one year of severance pay equal to his then-current annual salary, payable over a 12-month period, and a lump sum payment equal to (i) 100% of his Performance Bonuses for the current and next Fiscal Halves, and (ii) any earned but unpaid Monetization Incentive Bonus (whether related to the current or any previous six month periods). In the event that the Company fails to renew Mr. Coleman’s employment before the expiration of the Employment Agreement on the same or substantially equivalent terms (“Non-Renewal”), then Mr. Coleman will receive accrued and unpaid salary through the termination date and payment of a percentage of the Monetization Incentive Bonus he would have received had he remained employed for an additional 12 months according to the following schedule: (i) 100% payout for Net Cash Proceeds received in the first 90 days following Non-Renewal, (ii) 75% payout for Net Cash Proceeds received in the 91st through 180th days following Non-Renewal, (iii) 50% payout for Net Cash Proceeds received in the 181st through 270th day following Non-Renewal, and (iv) 25% payout for Net Cash Proceeds received in the 271st through 365th day following Non-Renewal. There will be no payout for Net Cash Proceeds received later than the 365th day following Non-Renewal.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement to be filed as an exhibit to the Company’s next Quarterly Report on Form 10-Q.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 5.02.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

August 5, 2016	CROSSROADS SYSTEMS, INC.

	By:	/s/ Mark Hood
		Name:	Mark Hood
		Title:	Executive Vice President of Corporate Development